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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AUGUST 3, 2005

         President and CEO Robert Bennett Announces Intention to Retire
                     Will Remain as Director and Consultant
                         Chairman John Malone Named CEO

ENGLEWOOD, CO - Liberty Media Corporation (NYSE: L, LMC.B) announced today that its President and CEO, Robert R. Bennett, has informed the Board of Directors of his intention to retire as of April 1, 2006. Mr. Bennett will remain a director of Liberty and will continue to work with the company on special projects. In addition, he will continue in his position as President and a director of Discovery Holding Company, the former Liberty subsidiary that was distributed to shareholders on July 21 of this year. Liberty's Chairman, John Malone, has been elected to serve as CEO until a successor has been identified.

Mr. Bennett stated: "As of April 1, 2006, I will have served as Liberty CEO for nine years, following six years as CFO. It's been an exciting journey and a rewarding experience. In the past few years we've achieved many of our corporate objectives and now Liberty is in a strong position with numerous opportunities to explore. I'm very grateful to John Malone for giving me the opportunity to lead this dynamic company and for the knowledge he has shared and the support he has given me for so many years. And I've enjoyed my association with the Liberty executives and staff, who have been essential in achieving the superior returns we've generated for our shareholders over many years."

Dr. Malone commented: "As one of the original Liberty executives, Dob has been involved in the entire history of the company. The Liberty Board of Directors joins me in thanking him for his contributions to the growth and success of the company and in wishing him well as he moves into the next phase of his life. We are pleased that we will continue to benefit from his experience and expertise in his remaining role as a company director."

Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Our businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, STARZ!, IAC/InterActiveCorp, and News Corporation.


Contacts:

Mike Erickson           John Orr
720-875-6481            720-875-5622